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                        FIRST AMENDMENT TO OPTION AGREEMENT

     THIS FIRST AMENDMENT TO OPTION AGREEMENT ("Amendment") is made and executed as of this 22nd day of June, 1998 by and between NBP-III, LLC ("Seller") and CORPORATE OFFICE PROPERTIES, L.P., its successors and assigns ("Buyer").

     A. Seller and Buyer entered into an Option Agreement dated May 14, 1988 pursuant to which Seller granted to Buyer the option to purchase the Property known as Lot 11 of the National Business Park on which Seller intends to develop and construct an office building containing approximately 110,000 gross square feet (now planned for 90,000 gross square feet) to be known as 134 National Business Park (the "Option Agreement"). Capitalized terms used, but not defined, in this Amendment shall have the meanings set forth in the Option Agreement.

     B. By notice dated May 28, 1998, Buyer exercised its option to purchase the Property.

     C. Seller and Buyer desire to amend the Option Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the agreements contained herein and intending to be legally bound hereby, Seller and Buyer agree as follows:

          1. The first sentence of Section 1 of the Option Agreement is hereby deleted, and the following sentence is substituted in its place: "The Purchase Price for the Property shall be determined as of the date of "Settlement" (hereinafter defined) and shall be that sum which is equal to the "Seller's Book Value" (hereinafter defined) of the Property, not to exceed $12,287,130.00 as set forth on the attached Exhibit "Construction Budget" attached hereto assuming that the building of 90,000 gross square feet to be constructed on the Property is fully completed."

          2. The following sentence is hereby added at the end of Section 1 of the Option Agreement: "The Construction Budget shown in Exhibit "Construction Budget" shall not be increased by more than $50,000.00 without Buyer's prior written consent.


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          3.   The following Section 9(d) is added to the Option Agreement:

               "(d) Seller shall have paid all costs of any nature relating to the ownership, development and construction of the buildings and improvements on the Property through the date of Settlement and shall deliver evidence of such payment to Buyer. Seller shall execute and deliver, and shall cause all contractors to execute and deliver, all documents reasonably required to effectuate Buyer's takeover of the responsibility for such construction, free and clear of any pre-Settlement obligations or claims, which documents shall be reasonably acceptable to Seller and Buyer."

          4. Exhibit "Construction Budget" attached hereto and made a part hereof is hereby attached to and made part of the Option Agreement.

          5. As amended by this Amendment, the Option Agreement shall remain in full force and effect.



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     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment on the day and year first above written.

WITNESS: CORPORATE OFFICE PROPERTIES, L.P., by its sole general partner, Corporate Office Properties Trust


            /s/               By:  /s/ CLAY W. HAMLIN, III
---------------------------        -----------------------
                                   Clay W. Hamlin, III
                                   President and Chief Executive Officer


WITNESS: NBP-III, LLC, a Maryland limited liability company, by CPI National Business Park-III, Inc., a Maryland corporation, authorized Member


            /s/               By:  /s/ ROGER A. WAESCHE, JR.
---------------------------        -------------------------
                                   Roger A. Waesche, Jr.
                                   Vice President


ASSENTED AND AGREED TO BY
CONSTELLATION PROPERTIES, INC.


By:            /s/
     ----------------------
     Vice President


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